Exhibit 3.3
                                AMENDMENT ONE
                                    TO THE
                                    BYLAWS
                                      OF
                                   MCMS, INC.


Section 10 of Article IV of the Bylaws of MCMS, Inc. shall be deleted in its entirety and replaced with the following:

     "Section 10. The Chief Financial Officer. The chief financial officer shall have such powers and perform such duties as the board of directors, the president or these bylaws may prescribe from time to time, including those duties related to the performance of the functions of a corporate treasurer."


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